Exhibit 21.1

SUBSIDIARIES OF GFI SOFTWARE S.A.

Subsidiary	Jurisdiction of Organization/Formation
TV GFI Holding Company S.à r.l.	Grand Duchy of Luxembourg

TG Holding Malta Limited	Republic of Malta

GEE FI Holdings Limited	British Virgin Islands

GFI Software LTD	British Virgin Islands

Titan Backup S.R.L.	Romania

GFI Holding Malta Limited	Republic of Malta

GFI Software Development Limited	Republic of Malta

Monitis GFI CJSC	Republic of Armenia

GFI USA Holding Company, Inc.	Delaware, United States of America

Internet Integration, Inc.	California, United States of America

Techgenix Limited	British Virgin Islands

Iapetos Holding GmbH	Federal Republic of Germany

GFI Software Ltd	Republic of Cyprus

GFI Software Sales Limited	Republic of Malta

GFI Software GmbH	Federal Republic of Germany

GFI Software Ltd.	England & Wales

GFI Software (Florida) Inc.	Florida, United States of America

GFI USA, Inc.	North Carolina, United States of America

Techgenix Limited	Republic of Malta

TeamViewer GmbH	Federal Republic of Germany

GFI MAX Limited	Scotland

VIPRE Software UK Limited	England & Wales

GFI Software Philippines Inc.	Republic of the Philippines

Monitis, Inc.	Delaware, United States of America

TeamViewer Pty. Ltd.	Commonwealth of Australia

TeamViewer Inc.	Delaware, United States of America